Exhibit 99.3

December 20, 2022

QuantaSing Group Limited

Room 710, 5/F, Building No. 1,

Zone No. 1, Ronghe Road

Chaoyang District, Beijing,

the People’s Republic of China

Re: QuantaSing Group Limited

Ladies and Gentlemen,

We understand that QuantaSing Group Limited (the “Company”) plans to file a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports, (i) in the Registration Statement, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc.,

/s/ Charles Lau
Name: Charles Lau
Title: Consulting Director